Exhibit 10.2

CONSULTANCY AGREEMENT

Date: 1 May 2002

PARTIES

1.	HICKSON INTERNATIONAL LIMITED whose registered office is at Wheldon Road, Castleford, West Yorkshire, WF10 2JT (“Hickson”), and

2.	JOHN H. MARKHAM who resides at Rob Royd House, Hound Hill Lane, Worsbrough, Barnsley S706TU (the “Consultant”).

RECITALS

a.	The Consultant has certain skills and abilities which may be useful to Hickson from time to time.

b.	The Consultant is an independent contractor willing to provide services to Hickson as set out below.

INTERPRETATION

1.	In this Agreement :

“AFFILIATE” means any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control of either Hickson or the Consultant.

“CONFIDENTIAL INFORMATION” means all information of whatever nature (written, oral, electronic or visual) relating to the business affairs or finances or any such information including, but not limited to, unpatented designs, drawings, data, specifications, manufacturing processes, testing procedures, computer software (readable and machine readable) and all other technical business and similar information, of Hickson or any Affiliate, suppliers, or customers of Hickson where knowledge or details of the information was received during the period of this Agreement.

“COPYRIGHT WORKS” means any item of Confidential Information in which copyright or design rights subsists.

“DOCUMENTS” means all records, reports, documents, papers and other materials whatsoever originated by or upon behalf of the Consultant pursuant to this Agreement.

“INVENTION” means any invention or discovery conceived or originated or made by the Consultant during the course of or in any way whatsoever related to the provision of the Services.

“PATENT RIGHTS” means any patents and applications therefor relating to Inventions including (without prejudice to the generality of the foregoing) author certificates, inventor certificates, improvement patents, utility certificates and models and certificates of addition and including any divisions, renewals, continuation, extensions or reissues thereof.

2.	CONSULTANT SERVICES

2.1
Hickson engages the Consultant to provide independent advisory services to Hickson as specified in the Schedule (the Services) and the Consultant agrees to provide the Services upon the terms and conditions set out below.

3.	DURATION

3.1
Subject to clause 6 hereof this Agreement shall commence on May 1, 2002 and shall terminate on the earlier of (A) September 30, 2002 and (B) upon the death of Consultant; provided always the Consultant shall be entitled to terminate this agreement at any time upon three months written notice to Hickson. This Agreement may be renewed by mutual written consent.

4.	CONSULTANT’S SERVICES

4.1
The Consultant is retained on a non-exclusive “when-needed” basis to provide the Services to Hickson during the term of this Agreement at such times and at such locations as Hickson and the Consultant shall agree from time to time.

4.2	The Consultant shall provide the Services with reasonable care and skill and to the best of his ability.

4.3
Due to the commercial and sensitive nature of the Services to be provided by the Consultant to Hickson the Consultant agrees that he will not from the date hereof till March 30, 2003 provide services to or carry out work for any third party which involves specific products, or specific chemical processes which the Consultant has been involved with whilst providing Services to or carrying out work for Hickson in the areas or fields of expertise in the Schedule of this Agreement. The obligations in this clause 4.3 are in addition to, and not in lieu of, any other obligations Consultant may have in this regard. This paragraph 4.3 shall survive any termination of this Agreement.

5.	FEE

In consideration of the provisions of the Services the Consultant shall charge a monthly fee of £7,709 exclusive of VAT beginning May 1, 2002 through September 30, 2002.

All payments to the Consultant shall be made against the Consultant’s invoices which shall be presented at the end of each calendar month during the period of the provision of the Services; provided no invoice shall be presented prior to August 1, 2002. All payments shall be made by Hickson within 14 days following the receipt by Hickson of the Consultant’s invoice and shall be made by cheque. Consultant will be reimbursed for reasonable out-of-pocket expenses incurred in connection with performing the Services hereunder consistent with Hickson approval procedures and policies following submission of appropriate documentation.

6.	TERMINATION

6.1	Without limitation Hickson may by notice in writing immediately terminate this Agreement if the Consultant shall:

6.1.1
Be guilty of any serious misconduct or any serious breach or non-observance of the conditions of this Agreement or shall neglect or fail to refuse to perform the Services requested under this Agreement.

6.1.2	Be absent through illness or injury for a consecutive period of four weeks or for an aggregate period of six weeks in any period of three calendar months or die.

6.1.3	Fail to apply within 14 days of the written request of Hickson for early retirement benefits under the Hickson UK Senior Executives Pension Scheme and the Hickson UK Group Pension Scheme.

7.	INTELLECTUAL PROPERTY RIGHTS / CONFIDENTIALITY

7.1
Forthwith following the conception, origination or making of an Invention by the Consultant during the course of the provision of or otherwise related to the Services, the Consultant shall disclose full details of such Invention to Hickson.

7.2
Hickson shall, in its sole discretion, be entitled to apply for Patent Rights in respect of any Invention conceived, originated or made by the Consultant arising out of the provision of the Services and shall be responsible for the maintenance and renewal of the Patent Rights.

7.3
The Consultant agrees to assign to Hickson all right, title and interest in and to any Inventions together with any other intellectual property rights arising out of the provision of the Services and further agrees to assist Hickson in connection with any application for Patent Rights and to do all such acts and things as Hickson’s legal advisors may advise are necessary or desirable in connection with any such assignment or assistance. The Consultant irrevocably appoints Hickson to be its attorney or agent in its name and on its behalf to do all such acts and things and to sign all such deeds and documents as may be necessary in order to give Hickson the full benefit of the provisions of this Agreement and, in particular but without limitation of this clause, the Consultant agrees that, with respect to any third party, a certificate signed by any duly authorised officer of Hickson that any act or thing or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

7.4
The Consultant assigns to Hickson by way of future assignment of copyright the copyright subsisting in the Copyright Works and in the documents originated by the Consultant arising out of the provision of the Services for all the classes of act which by virtue of the Copyright Designs and Patents Act 1988 the owner of the copyright has the exclusive right to do throughout the world and for the whole period for which copyright is to subsist.

7.5
The Consultant warrants and represents that the Consultant will be the sole beneficial owner of the entire right title and interest in and to any Inventions or other intellectual property rights conceived originated or made by the Consultant during the course of the provision of the Services and that the Consultant will be free to assign such Inventions and other intellectual property rights to Hickson pursuant hereto without any third party claims liens charges or encumbrances of any kind and that the Consultant is free of any duties or obligations to third parties which may conflict with the terms of this Agreement.

7.6
The Consultant warrants and represents that any Inventions, Copyright Works or Documents conceived, originated, made or developed by the Consultant will not knowingly or wilfully infringe any intellectual property rights of which a third party is the proprietor including, in particular but without limitation, any patents, copyrights, registered designs or rights of confidence.

7.7
The Consultant agrees to keep the Confidential Information, the Documents and all other matters arising or coming to its or their attention in connection with the provision of the Services secret and confidential and not at any time for any reason whatsoever to disclose them or permit them to be disclosed to any third party except as permitted hereunder to enable the Consultant to carry out its duties and obligations.

7.8	The obligations of confidence referred to in clause 7.7 shall not apply to any Confidential Information Documents or other information which:

a.
Is in the possession of and is at the free disposal of the Consultant or is published or is otherwise in the public domain prior to the receipt of such Confidential Information or other information by the Consultant.

b.	Is or becomes publicly available on a non-confidential basis through no fault of the Consultant.

c.
Is received in good faith by the Consultant from a third party who, on reasonable enquiry by the Consultant claims to have no obligations of confidence to Hickson in respect of it and who imposes no obligations of confidence upon the Consultant.

7.9
The Consultant shall keep the contents and arrangements made in this Agreement secret and strictly confidential except as required by compulsory legal process and except that he may discuss such contents and arrangements with his spouse and with his tax advisor and solicitors who have a need to know provided such persons are advised to keep such information strictly confidential.

7.10	The obligations of the parties under this clause shall survive the expiry or the termination of this Agreement for whatever reason.

8.	STATUS AND TAX LIABILITIES

8.1
The parties declare that it is their intention that the Consultant shall have the status of a self-employed person based at his home address and shall not be entitled to any pension, bonus, holiday pay or sick pay or other fringe benefits from Hickson and it is agreed that the Consultant shall be responsible for all income tax liabilities and National Insurance or similar contributions in respect of his fees and the Consultant agrees to indemnify Hickson against all demands for any income tax, penalties, interest in respect of the Consultant’s services hereunder and against its reasonable costs of dealing with such demands.

9.	NOTICE

9.1
Any notice required by this Agreement to be given by either party to the other shall be in writing and shall be served by sending the same by registered post or recorded delivery to the last known address of the other party and any receipt issued by the postal authorities shall be conclusive evidence of the fact and date of posting of any such notice.

10.	ENTIRE AGREEMENT

10.1
This Agreement sets out the entire Consultant Agreement between the parties and supersedes all prior Consultant Agreements (including the Consultancy Agreement dated 19 December 2001 between the Consultant and Hickson) and understandings relating to these Services to be provided hereunder. The obligations under this Agreement are in addition to and not in lieu of any other obligations that Consultant has with Hickson or any of its affiliates.

SIGNED by	)	/s/ J.H. Markham
)
JOHN MARKHAM	)	Date: 1 May 2002

SIGNED by	)	/s/ Hayes Anderson
For and on behalf of	)
HICKSON INTERNATIONAL LIMITED	)	Date: 1 May 2002

SCHEDULE

European integration

Latin America and Asia transition support

Assistance with the sale of Castleford

General business consulting

Special projects as assigned by the Chief Executive Officer of Arch Chemicals, Inc. from time to time

PENSION SUPPLEMENT AGREEMENT

Date 1 May 2002

PARTIES

1.	HICKSON INTERNATIONAL LIMITED whose registered office is at Wheldon Road, Castleford, West Yorkshire, WF10 2JT (“Hickson”); and

2.	JOHN H. MARKHAM who resides at Rob Royd House, Hound Hill Lane, Worsbrough, Barnsley S706TU (the “Pensioner”); and

3.	MRS. JOHN MARKHAM who resides at Rob Royd House, Hound Hill Lane, Worsbrough, Barnsley S706TU (“Mrs. Markham”).

RECITALS

a.	Pensioner has requested early supplemental pension benefits to be paid to him and Hickson is willing to grant such supplemental benefits on the terms and conditions outlined in this Agreement.

INTERPRETATION

1.	In this Agreement:

“AFFILIATE” means any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control of either Hickson or the Pensioner.

“HICKSON PENSION SCHEME” means the Hickson UK Group Pension Scheme and/or the Hickson UK Senior Executives Pension Scheme and any scheme that has taken on the liability to provide Pensioner or Mrs. Markham with benefits in respect of Pensioner’s Hickson service.

2.	NON COMPETE

2.1
Due to the commercial and sensitive nature of Pensioner’s past services to Hickson the Pensioner agrees that he will not, during the time he is receiving payments under this Agreement, provide services to or carry out work for any third party which involves specific products, or specific chemical processes which the Pensioner has been involved with whilst employed by Hickson or any of its Affiliates or providing Services to or carrying out work for Hickson or any of its Affiliates in the areas or fields of expertise previously provided. The obligations in this Section 2.1 are in addition to, and not in lieu of, any other obligations Pensioner may have in this regard. Without prejudice to any other remedy that may be available to Hickson for a violation of this Section 2.1, the parties acknowledge that Hickson’s obligation to make any payments under Section 3 below is conditional upon Pensioner’s compliance with this Section 2.1.

3.	SUPPLEMENTAL PENSION PAYMENTS

3.1
Effective May 1, 2002 and for each calendar month thereafter until the earliest of (1) the end of the calendar month in which Pensioner reaches age 60, (2) the date Pensioner is approved for benefits under any Hickson Pension Scheme, (3) the month in which Pensioner dies, and (4) the date on which the Pensioner begins to carry out any work or provide any services in breach of Section 2.1 above, Pensioner will be paid by Hickson GBP 1,407.66 per month. Such payment shall be made on or before the 17th of each month by cheque and shall be increased periodically for inflation to the same extent and on the same basis as a pension then being received by a pensioner under the Hickson UK Group Pension Scheme (such payment plus such periodic increase(s) shall be the “Monthly Supplemental Payment”).

3.2
Within thirty days of the date which is the earlier of (1) the end of the calendar month in which Pensioner reaches age 60 and (2) the date Pensioner is approved for retirement benefits under any Hickson Pension Scheme, Hickson will begin to pay on a monthly basis an amount equal to the difference (if any) between the monthly aggregate pension payable to Pensioner under all Hickson Pension Schemes and the Monthly Supplemental Payment as in effect immediately prior to the earlier of such dates (“Final Supplemental Figure”); provided and for so long as such Final Supplemental Figure is greater than such monthly pension. If, however, the Final Supplemental Figure is less than the initial full month’s instalment of aggregate pension payable from the Hickson Pension Schemes, the Pensioner shall begin to pay to Hickson on a monthly basis an amount equal to the difference between the Final Supplemental Figure and the monthly aggregate pension payable under the Hickson Pension Schemes. As the pension payment from the Hickson Pension Schemes is increased annually, the foregoing figures shall be recalculated using such increased pension payment figure and the Final Supplemental Figure used in the calculation shall also be increased by the same overall percentage as is used from time to time to increase for inflation the pension payment to Pensioner from the Hickson Pension Schemes. Payments made under this Section 3.2 shall be made on or before the 17th of each month by cheque. The payments under this Section 3.2 shall be made up to and including the month in which Pensioner dies.

3.3
Beginning with the next calendar month following the death of Pensioner, if payments were being made to Pensioner under Section 3.1 or 3.2 above, such payments shall be recomputed and reduced and shall be made to the surviving spouse of Pensioner to the same extent as if such payments were being made from the Hickson Pension Schemes as if Pensioner had taken an early retirement pension on 1 May 2002 and subsequently died leaving a surviving spouse. Payments to his surviving spouse under this Section 3.3 shall continue until the earlier of (1) the month in which his surviving spouse dies and (2) the termination of the Hickson UK Senior Executives Pension Scheme or the Hickson UK Group Pension Scheme. If Pensioner was making payments to Hickson under Section 3.2, Mrs. Markham agrees to make the same monthly payments to Hickson (as recalculated from time to time in accordance with Section 3.2 following the death of the Pensioner) to take account of increases to the pension in payment) for the rest of her life reduced by 50%.

3.4	Payments made to Pensioner and Pensioner’s surviving spouse under this Section 3 shall be reduced by applicable taxes and similar withholdings as required by law or benefit plan.

3.5
If Pensioner applies for a transfer out of any Hickson Pension Scheme at any time, he must immediately pay Hickson by cheque an amount equal to the total of all payments made by Hickson under Section 3.1 and 3.2, and Hickson’s obligation to make any further payments under this agreement will cease.

3.6
At any time Hickson may terminate its obligations to make the payments under this Section 3 upon payment of a lump sum to Pensioner (or his surviving spouse as the case may be) in an amount equal to the actuarially determined present value of the aggregate payments still to be made by Hickson under Section 3 (and after taking into account payments to be made under the Hickson Pension Schemes), with all calculations being carried out by an actuary appointed by Hickson.

3.7
All references to the pension payable to the Pensioner under the Hickson Pension Schemes in this Section 3 shall be interpreted as references to the pension the Pensioner would have received from the Hickson Pension Schemes had he not exercised any options which were available to him under any Hickson Pension Scheme whereby the pension payable to him would be reduced (including, without limitation, any surrender of pension to provide a Dependant’s pension) other than any option to commute pension for lump sum.

3.8
Nothing in this Pension Supplement Agreement will operate to prejudice Pensioner’s entitlements or accrued rights under any Hickson Pension Scheme. In particular this Pension Supplement Agreement will not create any charge, lien or right of set off against such entitlements or accrued rights, nor operate as an assignment, commutation or surrender of such entitlements or accrued rights.

4.	TERMINATION

4.1
Without limitation Hickson may by notice in writing immediately terminate this Agreement and any payments being made if Pensioner, Mrs. Markham or his surviving spouse shall fail (1) to apply at least annually and within 14 days of the written request of Hickson for early retirement benefits under the Hickson Pension Schemes or (2) to comply with Section 5.1 below.

5.	CONFIDENTIALITY

5.1
Pensioner and any surviving wife (including Mrs. Markham) shall keep the contents and arrangements made in this Agreement secret and strictly confidential except as required by compulsory legal process and except that he may discuss such contents and arrangements with his spouse and with his tax advisor and solicitors who have a need to know provided such persons are advised to keep such information strictly confidential.

5.2.	The obligations of the persons described in Section 5.1 shall survive the expiry or the termination of this Agreement for whatever reason.

6.	NOTICE

6.1
Any notice required by this Agreement to be given by either party to the other shall be in writing and shall be served by sending the same by registered post or recorded delivery to the last known address of the other party and any receipt issued by the postal authorities shall be conclusive evidence of the fact and date of posting of any such notice.

7.	ENTIRE AGREEMENT

7.1
This Agreement sets out the entire Agreement between the parties regarding the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof. The obligations of Pensioner under this Agreement are in addition to and not in lieu of any other obligations that Pensioner has with Hickson or any of its affiliates. This agreement is not assignable by any party hereto without the consent of the other parties. This agreement shall be binding upon the successors, assigns, heirs and estate of the parties.

8.	TAX REIMBURSEMENT

8.1
In the event under the UK tax rules there is imputed income either to Pensioner on account of imputed interest as a result of loan evidenced by the Promissory Note, dated 1 May 2002, in the original principal amount of GBP 46,778 and payable to Hickson or on the account of the forgiveness of such loan, Hickson will reimburse Pensioner promptly upon written request for the additional income taxes actually paid by

Pensioner to the Inland Revenue resulting from such imputed income for the period such loan is outstanding (and a tax gross up to take into account any additional income tax, if any, resulting from such reimbursement). The amounts paid hereunder to Pensioner shall be computed by Hickson and Pensioner shall supply Hickson with such information and documentation as Hickson may request from time to time to compute the amount of such imputed income and additional taxes and to substantiate tax payments made by Pensioner.

SIGNED by	)	/s/ J.H. Markham
)
JOHN MARKHAM	)	Date: 1 May 2002

SIGNED and DELIVERED as a DEED by	)	/s/ Mrs. John Markham
)
MRS. JOHN MARKHAM	)
Date: 1 May 2002

Witness to Mrs. Markham’s signature:		/s/ R. Ghazi

Print name of witness:		Rosemary Ghazi

Address of witness:		Rob Royd Close Hound Hill Lane, Worsborough Barnsley, S. Yorks S706TU

SIGNED by	)	/s/ Hayes Anderson
For and on behalf of	)
HICKSON INTERNATIONAL LIMITED	)	Date: 1 May 2002

10

PROMISSORY NOTE

GBP 46,778
1 May 2002

FOR VALUE RECEIVED, John H. Markham, who resides at Rob Royd House, Hound Hill Lane, Worsbrough, Barnsley S706TU, United Kingdom (the “Borrower”), hereby promises to pay on Maturity Date (as defined below) to the order of Arch Chemicals, Inc., a Virginia corporation (the “Lender”), at 501 Merritt 7, Norwalk, Connecticut, USA, in lawful money of the United Kingdom and in immediately available funds, the principal sum of FORTY-SIX THOUSAND SEVEN HUNDRED SEVENTY-EIGHT BRITISH POUNDS STERLING (GBP 46,778.00), or, if less, the aggregate unpaid principal amount of the loan made hereunder by the Lender to the Borrower, and to pay interest on the unpaid balance of said principal sum from time to time outstanding as set forth below from the Maturity Date or the date of an Event of Default (as defined below) until paid in full, in like money, at said office, at the dates and the rates per annum as set forth below.

This Note has been executed and delivered subject to the following term and conditions:

(1)  Loan.    Borrower acknowledges that the Lender has advanced Forty-Six Thousand Seven Hundred Seventy-Eight British Pounds Sterling (GBP 46,778.00) on the date hereof (the “Loan”) represented by this Note. Borrower expressly authorizes the Lender to endorse on Schedule 1 hereto, an appropriate notation evidencing repayment on account of the principal thereof, and the amount of interest paid; and the Borrower agrees that the amount shown on said Schedule 1 from time to time shall constitute the principal amount owing to the Lender pursuant this Note, absent manifest error. Failure to make any such notation shall not limit or otherwise affect the obligations of Borrower hereunder. In the event the amount shown on Schedule 1 conflicts with the amount noted as due pursuant to the books and records of the Lender, the books and records of the Lender shall control the disposition of the conflict. If during the term of this Promissory Note the United Kingdom adopts the euro as its currency, the Lender may determine the equivalent amount of euros which are repayable, being the equivalent to the sterling amount then outstanding.

(2)  Repayment of Loans.    The Borrower or his personal representative, as the case may be, shall repay the aggregate unpaid principal amount of the Loan outstanding at the earliest of (a) the thirty (30) day following the date the Borrower is approved for an early retirement pension under the Hickson UK Group Pension Scheme and/or the Hickson UK Senior Executive Pension Scheme, (including any successor scheme of either such Schemes) (the “Hickson Pension Scheme”), (b) the thirty (30) day following the date the Borrower reaches age 60, (c) the thirty (30) day following the date the Borrower transfers his accrued rights from the Hickson Pension Scheme; (d) the thirty (30) day following the date the Borrower otherwise receives benefits from the Hickson Pension Scheme on its winding up and (e) the date of receipt by Borrower of any lump sum cash payment in respect of pension benefits from the Hickson Pension Scheme (the earliest of (a), (b), (c), (d) and (e) being the “Maturity Date”); provided that if Borrower timely applies for the maximum lump sum payment in commutation of pension benefits under the Hickson Pension Scheme (and has not exercised any options available to him which might reduce the amount of that lump sum) and to the extent that lump sum payment is insufficient to pay the outstanding balance of this Note in full, the outstanding principal amount of this Note shall be forgiven to the extent and only to the extent of such insufficiency.

(3)  Interest Rate; Additional Charges.

(a)  On default or after the Maturity Date of the Loan hereunder, the unpaid principal amount of this Note (and any overdue and unpaid interest to the extent permitted by law) shall bear interest at an annual rate equal to the base rate from time to time of National Westminster Bank plc (or its successor bank) plus 3%. Interest shall be computed on the basis of actual days elapsed on a year of 360 days and shall not exceed the maximum amount permitted by applicable law. In the event any amount due and payable under this Note is due on a Saturday, Sunday or other legal holiday, such amount shall be due on the next succeeding business day.

(b)  The Borrower shall pay to Lender on demand all costs, expenses and attorneys’ fees incurred in collection of all or part of this Note (and any security granted to Lender) or any act to protect, enforce or release any of its rights or remedies with regard to or against the Borrower. If Borrower fails to pay such costs, expenses and fees such amounts shall be added to the outstanding unpaid principal amount hereunder and shall accrue interest, payable on demand, to the same extent as overdue principal until such costs, expenses and fees are paid in full. The payment of any additional charges provided for in this paragraph shall not be construed as an extension of the date when the payment is due.

(c )  Where there are any changes relating to market practice concerning the calculation of the bank base rate so that it differs from the practice applicable at the date of this Promissory Note, the Lender may notify the Borrower of any amendments to this Promissory Note which are required or reasonably desirable to the interest rate specified in clause 3(a) above to reflect and conform to these changes.

(4)  Optional Prepayments.    Borrower may prepay without penalty any unpaid principal amount outstanding under this Note at any time following seven days prior written notice to the Lender provided the amount prepaid shall not be less than GBP 5,000.

(5)  Events of Default.    Each of the following shall constitute an “Event of Default” hereunder:

(a)  the Borrower shall fail to pay (i) any outstanding principal of this Note hereunder when the same becomes due and payable or (ii) any interest on any principal amount hereunder or any other amounts payable under this Note within five days of such interest becoming due and payable; or

(b)  the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Note or any term, covenant or agreement contained in the Consultancy Agreement dated 1 May 2002 on his part to be performed or observed; or

(c)  the Borrower shall have an order under section 252 of the Insolvency Act 1986 made in respect of him or if an interim receiver of his property is appointed under section 286 of that Act; or

(d)  Borrower fails to apply at least annually and within 14 days of the written request of the Lender for an early retirement pension under the Hickson Pension Scheme (including any successor Scheme) from which Borrower is entitled to a pension.

(6)  Acceleration.    If any of the Events of Default shall occur and be continuing, then Lender may declare, upon written notice to Borrower, the entire unpaid balance of this Note to be immediately due and payable except in the case of the occurrence of an Event of Default described in paragraph 5(c) above, the entire balance of this Note shall automatically, without notice and immediately become due and payable.

(7)  Waivers, Binding Effect.

(a)  Borrower waives presentment, demand, notice, protest, notice of acceptance of this Note, notice of loans made, credit extended, or other action taken in reliance hereon. With respect to its liabilities, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Lender may deem advisable.

(b)  The Lender shall not be deemed to have waived any of its rights unless such waiver be in writing and signed by such party. No delay or omission on the part of the Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of the Lender hereunder or under any applicable statute shall be cumulative and may be exercised singly or concurrently.

(c)  The provisions of this Note shall bind the successors, heirs, and estate of the Borrower and shall inure to the benefit of the Lender, its successors and assigns, provided that Borrower may not assign or otherwise transfer any of its rights under this agreement.

(d)  This Note shall be governed and construed under the laws of the England.

(8)  Acknowledgment of Borrower. Borrower acknowledges receipt of a copy of this Note, and attests that no part of such proceeds will be used, in whole or in part, for the purpose of purchasing or carrying any “margin security” as such term is defined in Regulation U, T or X of the Board of Governors of the U.S. Federal Reserve System.

(9)  Notices.    All notices and other communications provided for hereunder shall be in writing (unless otherwise specified in this Note that they may be oral) and mailed, faxed or delivered to Borrower at his address at Rob Royd House, Hound Hill Lane, Worsbrough, Barnsley S706TU, United Kingdom, or to such other address as shall be designated by Borrower in a written notice to Lender.

(10)  Confidentiality.    Borrower shall keep the existence of the Loan and the terms of this Note secret and strictly confidential except as required by compulsory legal process and Borrower may disclose to his spouse and his tax advisor and solicitors who has a need to know provided such individuals are advised to keep it strictly confidential.

IN WITNESS WHEREOF, John H. Markham has caused this Note to be duly executed as of this 1st day of May 2002.

/s/    J.H. Markham
John H. Markham OBE

Schedule 1

To GBP 46,778.00 Promissory Note
Dated May 1, 2002 from John H. Markham to
Arch Chemicals, Inc.

Date	Amount of Advance(s)	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made by
5/1/02	GBP 46,778.00